Exhibit 23

[LETTERHEAD OF MOSS ADAMS LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268519 and No. 333-224861) and Form S-8 (No. 333-212029 and No. 333-152928) of First Financial Northwest, Inc. (the Company), of our report dated March 13, 2024, relating to the consolidated financial statements of the Company, which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Everett, Washington
March 13, 2024